Exhibit 99.1

Moved on Business Wire
August 6, 2020

DXC Technology Reports First Quarter Fiscal 2021 Results

Quarterly revenue of $4.5 billion

New bookings $5.3 billion and book-to bill ratio of 1.2x

Diluted EPS was $(0.81) and non-GAAP diluted EPS are $0.21

Cash flow from operations of $119 million and adjusted free cash flow of $(28) million

TYSONS, Va., August 6, 2020 - DXC Technology (NYSE: DXC) today reported results for the first quarter of fiscal year 2021. Revenue of $4.5 billion and non-GAAP EPS of $0.21 were better than expected.

"I was very pleased with our first quarter results as we exceeded our revenue and EPS targets along with delivering a strong book-to-bill of 1.2x. This is clear evidence that we are executing on our transformation journey,” said Mike Salvino, president and chief executive officer of DXC. “Our focus on customers is allowing us to stabilize revenues, expand margins, and bring the “new DXC” to the market, helping us win more work. We are also making solid progress on our strategic alternatives. We remain on-track to complete the sale of the US State and Local Health and Human Services business in the second quarter. The recent announcement of the sale of our healthcare software business will further enhance our financial flexibility. Finally, I am very proud of how our people have been delivering for our customers during COVID-19.”

Salvino added that the company expects to build on the current momentum in the second quarter by stabilizing revenues, improving margins and targeting a book-to-bill of 1x.

Financial Highlights - First Quarter Fiscal 2021

•	Revenue in the first quarter was $4,502 million.

•	Net loss was $199 million for the first quarter including $72 million in restructuring costs, $110 million in transaction and separation costs and $148 million in amortization of acquired intangibles.

•	Non-GAAP net income was $59 million, excluding those special items.

•	Diluted earnings per share was $(0.81) in the first quarter; non-GAAP diluted earnings per share was $0.21.

•	Net cash provided by operating activities was $119 million in the first quarter.

•	Adjusted free cash flow was $(28) million in the first quarter.

Financial Information by Segment

Global Business Services (GBS)

•	GBS bookings for the quarter totaled $3.5 billion for a book-to-bill ratio of 1.6x.

•	GBS revenue was $2,174 million in the quarter. GBS revenue increased 0.7% year-over-year, despite an unfavorable foreign currency exchange rate impact of 1.8%.

•	In constant currency, GBS revenues increased 2.5% year-over-year and decreased 5.2% sequentially.

•
GBS profit margin in the quarter was 9.9%, compared with 17.0% in the prior year, reflecting one-time accruals related to certain customer disputes and impact of prior terminations, price-downs and run-offs.

Global Infrastructure Services (GIS)

•	GIS bookings for the quarter was $1.8 billion for a book-to-bill ratio of 0.8x.

•	GIS revenue was $2,328 million in the quarter. GIS revenues decreased 14.8% year-over-year, including an unfavorable foreign currency exchange rate impact of 2.4%.

•	In constant currency, GIS revenues decreased 12.4% year-over-year and decreased 6.1% sequentially.

•	GIS profit margin in the quarter was 1.0%, compared with 12.4% in the prior year due to the impact of prior terminations, price-downs and run-offs as well as the timing of cost take out initiatives.

Earnings

•
EBIT and adjusted EBIT in the quarter were $(142) million and $190 million, respectively. EBIT and adjusted EBIT margins were (3.2)% and 4.2%, respectively. Adjusted EBIT margins in the quarter were better than anticipated, benefitting from accelerated cost optimization initiatives which helped offset accruals related to the resolution of certain prior customer disputes.

•
Diluted EPS and non-GAAP diluted EPS were $(0.81) and $0.21, respectively, in the quarter. Non-GAAP diluted EPS was impacted by a higher than usual tax rate of 45% due to mix of income, a tax accrual related to final return to provision adjustment as well as valuation allowances in certain foreign jurisdiction.

Cash Flow

•
Net cash provided by operating activities was $119 million in the first quarter and adjusted free cash flow was $(28) million. Adjusted free cash flow reflects the timing of annual payments for software licenses and maintenance, and also a slight increase in working capital in the current COVID environment.

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss these results today at 4:45 p.m. EDT. The dial-in number for domestic callers is 800-367-2403. Callers who reside outside of the United States should dial +1-334-777-6978. The passcode for all participants is 2141116. The webcast audio and any presentation slides will be available on DXC Technology’s Investor Relations website.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until August 13, 2020. The replay passcode is 2141116.

About DXC Technology
DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. With decades of driving innovation, the world’s largest companies trust DXC to deploy our enterprise technology stack to deliver new levels of performance, competitiveness and customer experiences. Learn more about the DXC story and our focus on people, customers and operational execution at www.dxc.technology.

Forward-Looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the recent outbreak of the novel coronavirus (“COVID-19”) pandemic and the impact of varying private and governmental responses that affect our customers, employees, vendors and the economies and communities where they operate. For a written description of these factors, see the section titled “Risk Factors” in DXC's Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and any updating information in subsequent SEC filings including DXC's upcoming Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

About Non-GAAP Measures
In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we have also disclosed in this press release preliminary non-GAAP information including: constant currency, earnings before interest and taxes ("EBIT"), adjusted EBIT, adjusted EBIT margin, adjusted free cash flow, and non-GAAP results including non-GAAP income from continuing operations before taxes, non-GAAP income from continuing operations and non-GAAP EPS from continuing operations.

We present these non-GAAP financial measures of performance which are derived from the statements of operations of DXC. These non-GAAP financial measures include earnings before interest and taxes ("EBIT"), EBIT margin, adjusted EBIT, adjusted EBIT margin, non-GAAP income before income taxes, non-GAAP net income, non-GAAP EPS and adjusted free cash flow.

We present these non-GAAP financial measures to provide investors with meaningful supplemental financial information, in addition to the financial information presented on a GAAP basis. Non-GAAP financial measures exclude certain items from GAAP results which DXC management believes are not indicative of core operating performance. DXC management believes these non-GAAP measures allow investors to better understand the financial performance of DXC exclusive of the impacts of corporate-wide strategic decisions. DXC management believes that adjusting for these items provides investors with additional measures to evaluate the financial performance of our core business operations on a comparable basis from period to period. DXC management believes the non-GAAP measures provided are also considered important measures by financial analysts covering DXC, as equity research analysts continue to publish estimates and research notes based on our non-GAAP commentary, including our guidance around non-GAAP EPS targets.

Non-GAAP financial measures exclude certain items from GAAP results which DXC management believes are not indicative of operating performance such as the amortization of acquired intangible assets and transaction, separation and integration-related costs.

Incremental amortization of intangible assets acquired through business combinations may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangibles assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets, primarily customer related intangible assets from its non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

There are limitations to the use of the non-GAAP financial measures presented in this report. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

# # #

Contact:
Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com
Shailesh Murali, M&A and Investor Relations, +1-703-245-9700, shailesh.murali@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per-share amounts)	June 30, 2020	June 30, 2019

Revenues	$4,502	$4,890

Costs of services	3,629	3,622
Selling, general and administrative	539	507
Depreciation and amortization	492	470
Restructuring costs	72	142
Interest expense	106	91
Interest income	(23)	(30)
Other income, net	(88)	(118)
Total costs and expenses	4,727	4,684

(Loss) income before income taxes	(225)	206
Income tax (benefit) expense	(26)	38
Net (loss) income	(199)	168
Less: net income attributable to non-controlling interest, net of tax	6	5
Net (loss) income attributable to DXC common stockholders	$(205)	$163

(Loss) income per common share:
Basic	$(0.81)	$0.61
Diluted	$(0.81)	$0.61

Cash dividend per common share	$—	$0.21

Weighted average common shares outstanding for:
Basic EPS	253.63	267.00
Diluted EPS	253.63	268.97

Selected Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	June 30, 2020	March 31, 2020
Assets
Cash and cash equivalents	$5,509	$3,679
Receivables, net	4,271	4,392
Prepaid expenses	667	646
Other current assets	261	270
Total current assets	10,708	8,987

Intangible assets, net	5,540	5,731
Operating right-of-use assets, net	1,602	1,428
Goodwill	2,057	2,017
Deferred income taxes, net	285	265
Property and equipment, net	3,503	3,547
Other assets	4,199	4,031
Total Assets	$27,894	$26,006

Liabilities
Short-term debt and current maturities of long-term debt	$1,682	$1,276
Accounts payable	1,522	1,598
Accrued payroll and related costs	766	630
Current operating lease liabilities	488	482

Accrued expenses and other current liabilities	2,756	2,801
Deferred revenue and advance contract payments	1,030	1,021
Income taxes payable	81	87
Total current liabilities	8,325	7,895

Long-term debt, net of current maturities	10,334	8,672
Non-current deferred revenue	733	735
Non-current operating lease liabilities	1,208	1,063
Non-current income tax liabilities and deferred tax liabilities	1,075	1,157
Other long-term liabilities	1,277	1,355
Total Liabilities	22,952	20,877

Total Equity	4,942	5,129

Total Liabilities and Equity	$27,894	$26,006

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(in millions)	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net (loss) income	$(199)	$168
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	496	474
Operating right-of-use expense	156	176
Pension & other post-employment benefits, actuarial & settlement losses	2	—
Share-based compensation	16	18
Loss (gain) on dispositions	4	(8)
Provision for losses on accounts receivable	35	(4)
Unrealized foreign currency exchange gain	(11)	(14)
Other non-cash charges, net	7	(1)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Increase in assets	(100)	(335)
Decrease in operating lease liability	(156)	(174)
Decrease in other liabilities	(131)	(366)
Net cash provided by (used in) operating activities	119	(66)

Cash flows from investing activities:
Purchases of property and equipment	(95)	(105)
Payments for transition and transformation contract costs	(82)	(72)
Short-term investing	—	(75)
Software purchased and developed	(48)	(63)
Payments for acquisitions, net of cash acquired	(10)	(1,911)
Cash collections related to deferred purchase price receivable	159	371
Proceeds from sale of assets	6	21
Other investing activities, net	9	12
Net cash used in investing activities	(61)	(1,822)

Cash flows from financing activities:
Borrowings of commercial paper	748	1,401
Repayments of commercial paper	(317)	(1,401)
Borrowings under lines of credit	2,500	—
Repayment of borrowings under lines of credit	(750)	—
Borrowings on long-term debt, net of discount	993	2,198
Principal payments on long-term debt	(1,084)	(509)
Payments on finance leases and borrowings for asset financing	(245)	(210)
Proceeds from stock options and other common stock transactions	—	7
Taxes paid related to net share settlements of share-based compensation awards	(3)	(12)
Repurchase of common stock and advance payment for accelerated share repurchase	—	(500)
Dividend payments	(53)	(51)
Other financing activities, net	(3)	(36)
Net cash provided by financing activities	1,786	887
Effect of exchange rate changes on cash and cash equivalents	(14)	(30)
Net increase (decrease) in cash and cash equivalents	1,830	(1,031)
Cash and cash equivalents at beginning of year	3,679	2,899
Cash and cash equivalents at end of period	$5,509	$1,868

Segment Results

The following table summarizes segment revenue for the first quarter of fiscal 2021 and 2020:

Segment Revenue
	Three Months Ended
(in millions)	June 30, 2020	June 30, 2019	% Change	% Change in Constant Currency
Global Business Services	$2,174	$2,159	0.7%	2.5%
Global Infrastructure Services	2,328	2,731	(14.8)%	(12.4)%
Total Revenues	$4,502	$4,890	(7.9)%	(5.9)%

We define segment profit as segment revenues less costs of services, segment selling, general and administrative, depreciation and amortization, and other income (excluding the movement in foreign currency exchange rates on our foreign currency denominated assets and liabilities and the related economic hedges). The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, stock-based compensation expense, pension and OPEB actuarial and settlement gains and losses, restructuring costs, transaction, separation and integration-related costs, and amortization of acquired intangible assets.

Segment Profit
	Three Months Ended
(in millions)	June 30, 2020	June 30, 2019
Profit
GBS profit	$215	$366
GIS profit	23	340
All other loss	(48)	(54)
Interest income	23	30
Interest expense	(106)	(91)
Restructuring costs	(72)	(142)
Transaction, separation and integration-related costs	(110)	(105)
Amortization of acquired intangible assets	(148)	(138)
Pension and OPEB actuarial and settlement losses	(2)	—
(Loss) income before income taxes	$(225)	$206

Segment profit margins
GBS	9.9%	17.0%
GIS	1.0%	12.4%

Reconciliation of Non-GAAP Financial Measures

Our non-GAAP adjustments include:

•	Restructuring costs - reflects costs, net of reversals, related to workforce optimization and real estate charges.

•
Transaction, separation and integration-related costs - reflects costs to execute on strategic alternatives, costs related to integration planning, financing and advisory fees associated with the HPES Merger and other acquisitions and costs related to the separation of USPS.

•	Amortization of acquired intangible assets - reflects amortization of intangible assets acquired through business combinations.

•	Pension and OPEB actuarial and settlement gains and losses - reflects pension and OPEB actuarial and settlement gains and losses.

•	Income tax expense of non-GAAP adjustments is computed by applying the jurisdictional tax rate to the pre-tax adjustments on a jurisdictional basis.

EBIT and Adjusted EBIT

A reconciliation of net (loss) income to adjusted EBIT is as follows:

	Three Months Ended
(in millions)	June 30, 2020	June 30, 2019
Net (loss) income	$(199)	$168
Income tax (benefit) expense	(26)	38
Interest income	(23)	(30)
Interest expense	106	91
EBIT	(142)	267
Restructuring costs	72	142
Transaction, separation, and integration-related costs	110	105
Amortization of acquired intangible assets	148	138
Pension and OPEB actuarial and settlement losses	2	—
Adjusted EBIT	$190	$652

Adjusted EBIT margin	4.2%	13.3%
EBIT margin	(3.2)%	5.5%

Adjusted Free Cash Flow

A reconciliation of net cash provided by operating activities to adjusted free cash flow is as follows:

(in millions)	Three Months Ended June 30, 2020
Net cash provided by operating activities	$119
Net cash used in investing activities (1)	(61)
Acquisitions, net of cash acquired	10
Payments on capital leases and other long-term asset financings	(245)
Payments on transaction, separation and integration-related costs	88
Payments on restructuring costs	61
Adjusted free cash flow	$(28)

(1) Excludes short-term investments.

Non-GAAP Results

A reconciliation of reported results to non-GAAP results is as follows:

	Three Months Ended June 30, 2020
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Pension and OPEB Actuarial and Settlement Losses	Non-GAAP Results
Costs of services (excludes depreciation and amortization and restructuring costs)	$3,629	$—	$—	$—	$—	$3,629
Selling, general and administrative (excludes depreciation and amortization and restructuring costs)	539	—	(110)	—	—	429
(Loss) income before income taxes	(225)	72	110	148	2	107
Income tax (benefit) expense	(26)	12	28	34	—	48
Net (loss) income	(199)	60	82	114	2	59
Less: net income attributable to non-controlling interest, net of tax	6	—	—	—	—	6
Net (loss) income attributable to DXC common stockholders	$(205)	$60	$82	$114	$2	$53

Effective tax rate	11.6%					44.9%

Basic EPS	$(0.81)	$0.24	$0.32	$0.45	$0.01	$0.21
Diluted EPS	$(0.81)	$0.24	$0.32	$0.45	$0.01	$0.21

Weighted average common shares outstanding for:
Basic EPS	253.63	253.63	253.63	253.63	253.63	253.63
Diluted EPS	253.63	254.41	254.41	254.41	254.41	254.41

	Three Months Ended June 30, 2019
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Non-GAAP Results
Costs of services (excludes depreciation and amortization and restructuring costs)	$3,622	$—	$—	$—	$3,622
Selling, general and administrative (excludes depreciation and amortization and restructuring costs)	507	—	(105)	—	402
Income before income taxes	206	142	105	138	591
Income tax expense	38	28	22	31	119
Net income	168	114	83	107	472
Less: net income attributable to non-controlling interest, net of tax	5	—	—	—	5
Net income attributable to DXC common stockholders	$163	$114	$83	$107	$467

Effective Tax Rate	18.4%				20.1%

Basic EPS	$0.61	$0.43	$0.31	$0.40	$1.75
Diluted EPS	$0.61	$0.42	$0.31	$0.40	$1.74

Weighted average common shares outstanding for:
Basic EPS	267.00	267.00	267.00	267.00	267.00
Diluted EPS	268.97	268.97	268.97	268.97	268.97

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.